Exhibit 10.55
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered on May 6th, 2008 by and between ProxyMed, Inc., a Florida corporation headquartered in Santa Ana, CA, d/b/a MedAvant Healthcare Solutions (the “Company”), and Peter E. Fleming, III, currently residing in Santa Barbara, CA (“Executive”).
     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Executive, and Executive is willing to accept such employment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive intending to be legally bound agree as follows:
1. Term. The initial term of the Agreement shall commence on February 25, 2008 (the “Effective Date”), and shall continue for one (1) year and shall be automatically renewed from year to year thereafter (hereafter, the initial term and any renewals thereof shall constitute the “Term”), unless either party provides the other party with notice of its intent not to renew this Agreement not less than forty-five (45) days prior to the expiration of the then-current term or unless this Agreement is earlier terminated in accordance with its terms.
2. Position; Duties; Loyalty.
     a) Position. Executive will be employed by Company and shall render service to Company as its Chief Executive Officer reporting to the Company’s Board of Directors (“Board”) or their designees, pursuant to the terms, provisions and conditions hereinafter set forth.
     b) Location. The location as to where the Executive’s duties are to be performed will be determined at the reasonable discretion of the Company.
     c) Duties. Executive shall be employed by Company on a full-time, exclusive basis. Executive will be required to travel on business, as is customary and usual for Executive’s position. Executive shall perform such duties and have such authority and responsibilities customarily accompanying his/her position and as reasonably directed by the Board consistent with the Executive’s position. Executive shall perform the duties and have the authority and responsibilities customarily accompanying those of a Chief Executive Officer of a public company, including without limitations, those prescribed by the Company’s By-laws or as may be assigned to the Executive from time to time by the Board.
     d) Loyalty. Executive shall devote the full working time required for Executive’s position and shall give Executive’s best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Except as maybe authorized in writing by the Board, Executive shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations except for (i) an Affiliate; (ii) passive investments; and (iii) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries. As used herein, the term “Affiliate” shall refer to any entity that is owned or controlled by, under common ownership or control with, or which owns or controls the Company or any of its subsidiaries, now or in the future.

3. Compensation and Expenses.
a) Salary. In consideration for the services rendered by the Executive under this Agreement, Company shall pay the Executive a base salary of not less than $275,000 per annum (“Base Salary”) (retroactive to the Effective Date, in accordance with the Company’s customary payroll practices. Executive performance reviews (with or without a wage increase) will be conducted at least annually or as otherwise agreed to by the parties in writing. The Company shall adjust Executive’s Base Salary for any wage increases approved in writing by the Board or its Compensation Committee in its sole discretion.
b) Incentive Bonus. The Executive shall be entitled to and may earn such bonuses (“Bonuses”) as may be awarded from time to time by the Board of Directors of the Company, sitting as a whole or in committee, in its sole discretion, including pursuant to any bonus plan (“Bonus Plan”) implemented by the Company, and to participate in any stock option plans (“Stock Option Plans”) or other Bonus Plans which the Company may now have or in the future develop and for which the Executive qualifies for eligibility under the terms of such plan. Without limiting the generality of the foregoing, Executive shall submit a proposed Bonus Plan for the first year of the Term to the Board within ten (10) days after the date of this Agreement, which proposed Bonus Plan shall include (i) performance goals and associated bonus amounts related to revenue targets, expense targets, achieving positive cash flow for the Term and headcount and the related bonus amounts for the achievement of such targets which total bonus amounts, assuming all such targets are achieved, shall be an amount equal to 100% of the Base Salary, (ii) a plan together with success metrics and associated bonus amounts with respect to the refinance or conversion of the outstanding debt held by the MedUnite note holders and Laurus, and (iii) a bonus amount related to the successful negotiation of a sale of the Company that is approved by the Board; provided, however, that the Board may modify, amend or otherwise change such proposed Bonus Plan in its sole discretion; provided, further, however, that the Board will adopt a final Bonus Plan for the first year of the Term (as modified, amended or changed by the Board in its sole discretion) that will be attached to this Agreement as Exhibit B within thirty (30) days after receipt of the proposed Bonus Plan from Executive, provided that such final Bonus Plan shall include performance goals as contemplated by subsection (i) above with total bonus amounts, assuming the achievement of all targets, equal to 100% of the Base Salary.  In addition, to the extent this Agreement is renewed for additional one year terms after the initial term, then Executive shall be entitled to and may earn a performance bonus in an amount equal to 100% of the then in effect Base Salary should all the performance criteria established by the Board be achieved in such year.  Determination of whether Executive has achieved any of the bonus criteria or targets, in whole or in part, or earned any Bonus, or percentage thereof, set forth in any Bonus Plan, whether attached to this Agreement as Exhibit B or otherwise, shall be in the sole and absolute discretion of the Board, which determination shall be final and binding on the parties.
     c) Expenses. (i) Company shall promptly pay or reimburse the Executive for all reasonable business expenses actually incurred or paid by the Executive in the performance of Executive’s services hereunder in accordance with the policies and procedures of the Company, provided that Executive properly accounts therefore.
     d) Tax Withholding. The Company shall have the right to deduct or withhold from all compensation due Executive hereunder any and all sums required, including without limitation for Federal income, social security and Medicare taxes and all state and local taxes now applicable or that may be enacted and become applicable in the future.
     e) Indemnification. Company shall indemnify the Executive with respect to any claims or liabilities asserted against him in his capacity as Chief Executive Officer of the Company and /or any Affiliate (or as a non-CEO officer of any Affiliate), and/or as a director of the Company and/or any

Affiliate, to the maximum extent permitted by applicable law and the Company’s current By-laws in accordance with, and subject to the terms of the Company’s standard Indemnification Agreement (copy attached as Exhibit A), with such provisions for legal fee advancement as are set forth in such Indemnification Agreement. The Company shall also separately provide Executive with D&O insurance on a basis and to an extent no less favorable to Executive than that applied to any other executive or director of the Company.
4. Benefits.
     a) Vacation. The Executive shall be entitled to a yearly vacation of four (4) weeks during the first year of this Agreement, and thereafter such additional time as may be provided by the Company in writing in its then-current policies or otherwise, at full pay to be accrued and taken in accordance with the Company’s policies in effect from time to time (“Vacation”). Vacation shall accrue ratably during each calendar year in accordance with Company policies. Vacation not taken in one calendar year may be carried over to the following calendar year subject to any limitations set forth in the Company policies in effect from time to time. Executive shall not be entitled to receive any additional compensation from the Company for Executive’s failure to take all of Executive’s granted vacation time. In the event Executive’s employment is terminated pursuant to Section 5(b) below, any vacation time used but not earned at the time of termination shall be deducted from any monies owed to Executive.
     b) Participation in Benefit Plans. Executive shall be eligible for and entitled to receive all other benefits and perquisites (“Benefits”) offered or extended to other senior executives of the Company.
5. Termination.
     a) Involuntary Termination for Death or Disability. This Agreement shall terminate immediately upon Executive’s death. The Company may terminate Executive’s employment with the Company for Disability. For purposes of this Agreement, “Disability” is defined to mean the inability of Executive due to illness or physical or mental infirmity (as determined by a physician selected by Executive and acceptable to the Company) to perform Executive’s duties hereunder on a full-time basis for six (6) consecutive months with reasonable accommodation by the Company. Upon termination due to death or Disability, Executive or Executive’s beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5(c).
     b) Termination by Company For Cause. The Company may terminate Executive’s employment with the Company at any time “For Cause” effective immediately, unless stated otherwise in writing, upon giving written notice thereof to Executive, which notice shall state with reasonable specificity the facts supporting the termination “For Cause.” “For Cause” shall include the following:
          (i) Conviction of, or pleading guilty to, a felony or any crime involving moral turpitude, fraud, dishonesty or theft or engaging in any act which is a violation of any law or regulation protecting the rights of employees or;
          (ii) Failure by Executive to satisfactorily perform the duties stated herein or to substantially perform such duties in accordance with any tasks, goals, and objectives as assigned from time to time by the Company in writing, if Executive has not corrected or remedied, or has not commenced to correct or remedy, such unsatisfactorily or non-substantial performance of such specified duties within thirty (30) days (or such other time as may be provided in writing by the Company) of Executive’s actual receipt of such written notice; or

          (iii) Executive’s gross negligence or willful misconduct relating to the Company that is materially injurious to the Company; or
          (iv) Executive’s excessive use of alcohol or illegal drugs that (A) interferes with the performance of Executive’s duties hereunder; and (B) continues even after written warning regarding such excessive use is actually received by Executive; or
          (v) Executive’s abandonment of his position or termination of this Agreement for “No Good Reason;” or
          (vi) Any material breach by Executive of this Agreement or of any of the Company’s applicable written policies then in effect, including without limitations, the Company’s Code of Ethics for Officers and Directors with written notice thereof by the Company, provided such notice is actually received by Executive and an appropriate period to cure such material breach, if such breach is curable, is given and has expired.
     Upon the Company’s termination of this Agreement and Executive’s employment For Cause, the Executive shall be entitled to, and the Company shall pay the Executive the following “For Cause Separation Pay”: the Executive’s Base Salary and benefits through the effective date of termination at the Executive’s then current rate (including any applicable pro rated bonus and accrued vacation pay). Except as provided for herein or in any other written agreement, the Company shall have no other liabilities or obligations to Executive upon payment in full of the For Cause Separation Pay.
     c) Termination by Company Without Cause. The Company may terminate “Without Cause” Executive’s employment with the Company or this Agreement at any time for any or no reason upon thirty (30) Days written notice. Such termination by Company shall be deemed to be “without cause” by the Company. In the event of termination by the Company pursuant to this Section, Executive shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event, for so long as Executive is not in breach of this Agreement and for a period of twelve (12) months after the effective date of the termination (the “Severance Period”), the Executive shall be entitled to and shall receive, and the Company shall pay the following “Without Cause Separation Pay”: (i) a continuation of the payment of Executive’s then in effect Base Salary in accordance with the normal payroll practices of the Company for the duration of the Severance Period; plus (ii) a pro rata portion of any accrued vacation not already taken and of any bonus that would have been paid to Executive under the Bonus Plan which is adopted by the Company’s Compensation Committee or Board of Directors in such year as if the Company and Executive had met the targeted goals to the date of termination; plus (iii) the continuation for the Severance Period of all of Executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to Executive prior to the termination, all of the foregoing which shall be payable in accordance with the Company’s customary payroll practices then in effect, plus (iv) any unvested options shall be vested as of the date of termination and Executive shall have twelve (12) months from his termination to exercise those options.
     d) Termination by Executive For Good Reason. Executive may terminate this Agreement for “Good Reason” by giving the Company thirty (30) days prior written notice (the “Notice Period”) to that effect, specifically stating Executive’s Good Reason for terminating in sufficient detail to allow the Company to respond effectively to the notice, with the termination becoming effective on the 31st day after such notice is actually received by the Company (the “Termination Date”), unless the Company at its option cures any alleged breach, if curable, on or before the Termination Date, or if the breach is not capable of being cured within the Notice Period, Company made good faith efforts to cure any alleged breach prior to the Termination Date. The stated Good Reason must be one or more of any of the reasons defined as a “Good Reason” herein. As used in this Agreement, a “Good Reason” means termination by Executive only for any one or more of the following reasons:
     (i) Any reduction of Executive’s then-current Base Salary or Target Annual Bonus opportunity or a failure of the Company to provide incentive compensation as required by Paragraph 3 (b) of this Agreement, in each case without Executive’s prior written consent; or
     (ii) Any material breach of this Agreement by the Company, not cured or in the process of being cured by the Company as provided herein after the Company receives not less than 30 days prior written notice by the Executive.
     (iii) Any Reduction made Without Cause (as defined above), in the duties, authority or responsibilities of the office of Chief Executive Officer of the Company;
     (iv) Any requirement that Executive move from his primary residence.
          An Executive’s termination for any of the foregoing Good Reasons shall be treated the same as a termination “Without Cause” by the Company for purposes of calculating separation pay, entitling the Executive to the Without Cause Separation Pay set forth in Section 5(c).
     e) Termination by Executive for No Good Reason. Executive may terminate this Agreement for any reason (other than a Good Reason) or no reason at any time with not less than thirty (30) days prior written notice to the Company (such termination shall be called a termination for “No Good Reason”). After the Company receives notice of a termination for No Good Reason, the Company may by written notice to the Executive cause the effective date of any such termination to be accelerated without causing such termination to be considered a termination by the Company Without Cause. Executive’s termination for No Good Reason shall be treated the same as a termination “For Cause” by the Company for purposes of calculating separation pay, entitling the Executive to the For Cause Separation Pay set forth in Section 5(b). For avoidance of doubt, a termination by Executive for any reason that is also a Good Reason shall be treated as a termination by Executive for Good Reason as set forth in Section 5(d).
     f) Return of Company Property. Upon any termination of this Agreement, Executive shall immediately return to the Company all property of the Company in Executive’s possession, including Confidential Information (as defined below). Executive acknowledges that the Company may withhold any compensation and benefits owed to Executive hereunder until all such property is returned in good condition, normal wear and tear excepted.
     g) Change in Control. If, within six (6) months prior to a Change of Control, as defined in Executive’s Stock Option Agreement, the Agreement terminates for any reason (other than pursuant to Section 5(b) or (e) above), then, (i) any unvested options shall vest as of the date of the Change of Control and shall remain vested and exercisable as specified in Executive’s Stock Option Agreement, and (ii) Executive shall receive, and the Company shall pay the Executive, the “Without Cause Separation Pay” set forth in Section 5(c) above.
6. Covenants of Executive.
     a) Executive agrees that during the Term of this Agreement and for one (1) year following its expiration or termination for any or no reason, including without limitation, “For Cause”, “Without Cause”, “For Good Reason”, or “No Good Reason”, Executive will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company to leave the employ of the Company, or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company.
     b) Executive agrees that for a period of two (2) years after the expiration or termination of this Agreement for any or no reason, including without limitation, “For Cause”, “Without Cause”, “For Good Reason”, or “No Good Reason”, Executive will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit, divert or take away, or attempt to divert or take away, Customers or their laboratory business from the Company and/or the Company’s then-current Affiliates. As used in the preceding sentence, the term “Customer” shall include, however known to Executive as of the date of such termination or expiration, (i) any current end-user of the Company’s or its then-current Affiliates’ products or services, or any potential end-user thereof with whom the Company or its then-current Affiliates have had contact with within the preceding six (6) months; (ii) any current suppliers of the Company’s or its then-current Affiliates; and/or (iii) vendor of the Company or its then-current Affiliates or reseller of the Company or its then-current Affiliates; and/or (iv) their Affiliates, successors or assigns.
     c) Executive agrees and acknowledges that Executive will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Executive during the entire period of employment (whether or not during working hours) which discoveries, improvements or inventions are capable of use in any way in connection with the business of the Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made-for-hire. Executive grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which Executive may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Executive further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether or not Executive is still an employee of the Company at the time of such requests.
     d) Executive agrees and acknowledges that the Confidential Information of the Company is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the exclusive use and benefit of the Company. Based on the foregoing, Executive agrees to undertake the following obligations with respect to such Confidential Information:
          (i) Executive agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;
          (ii) Executive agrees that, except as required by Executive’s duties or authorized in writing by the Company, Executive will not at any time during and for a period of three (3) years after the termination of Executive’s employment with the Company, disclose, directly or indirectly, any Confidential Information of the Company to any third party; except as may be required by applicable law or court order, in which case Executive shall promptly notify Company so as to allow it to seek a protective order if it so elects;
          (iii) Executive agrees to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and
          (iv) Executive agrees that, upon termination of Executive’s employment by the Company or at any other time the Company may in writing so request, Executive will promptly deliver to the Company all materials constituting Confidential Information (including all copies and derivatives thereof) that are in the possession of or under the control of Executive. Executive further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), Executive will not make or retain any copy or extract from such materials.
          For the purposes of this Section 6(d), “Confidential Information” means any and all information, including derivative works, developed by or for the Company or entrusted to the Company in confidence by its customers, of which Executive gained knowledge by reason of Executive’s employment by the Company, which is not generally known in any industry in which the Company is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Executive. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its suppliers and customers with which the Company had dealt with prior to Executive’s termination of employment with the Company, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts and summaries developed in connection with Executive’s employment. Executive acknowledges that the programs and documentation developed in connection with Executive’s employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to Executive to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works or other intellectual property of the Company during the Term of this Agreement or subsequent to its termination.
     e) Executive acknowledges that there is no general geographical restriction contained in this Section 6 because the Company’s and/or Affiliates’ Customers are not confined to one geographical area or operate on a national level. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that any of the foregoing covenants would be held to be unreasonable in time or distance or scope, the time or distance or scope may be reduced by appropriate order of the court to that deemed reasonable.
     f) Executive confirms that Executive is not bound by the terms of any agreement with any previous Company or other party which restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business, except as Executive may disclose in a separate schedule attached to this Agreement prior to Company’s and Executive’s execution of this Agreement. Further, Executive represents that Executive has delivered to the Company prior to executing this Agreement true and complete copies of any agreements disclosed on such attached schedule. Executive represents to the Company that Executive’s execution of this Agreement, employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous Company or other party. In any work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous Company or other party, and will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. In the event of breach of this subsection (f) Executive hereby agrees to defend, indemnify and hold harmless the Company, its officers, directors, employees, agents (the “Indemnified Parties”) from any and all damages, suits, claims, liabilities, actions (individually and collectively, the “Indemnity Event”) arising or resulting from such breach. In the event of any Indemnity Event, the Indemnified Parties shall provide Executive with timely written notice of same, and thereafter

Executive shall at its own expense defend, protect and hold harmless the applicable Indemnified Parties against said Indemnity Event. If the Executive should fail to so defend and/or indemnify and save harmless the Indemnified Parties, then in such instance the Indemnified Parties shall have full rights to defend, pay or settle said Indemnity Event on their behalf without notice to Executive and with full rights to recourse against Executive for all fees, costs, expenses and payments made or agreed to be paid to discharge said Indemnity Event.
     g) Assistance in Litigation. Executive shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which the Company is, or may become, a party either during or after Executive’s employment with the Company.
     h) Injunctive Relief.
          (i) Executive acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Executive agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Executive from committing any violation of the covenants and obligations set forth in this Section 6.
          (ii) The Company’s rights and remedies under this Section 6 are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.
7. Miscellaneous.
     a) Attorney’s Fees. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay their own fees and expenses, including reasonable attorney’s fees and costs. However, in the event of a disputed claim, if Executive prevails in whole or in part by reason of litigation, arbitration or settlement , the Company shall also promptly pay for the reasonable attorney fees and expenses incurred in pursuing or defending such claim.
     b) Successors and Assigns. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Executive. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Executive, and the Executive’s heirs and legal representatives, and the Company’s successors and assigns.
     c) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California, without regard to the application of California’s principles of conflict of laws.
     d) Arbitration. Except for disputes relating to Section 6(d) of this Agreement or any injunctions, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Executive’s employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the Federal Arbitration Act takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of California. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held in Los Angeles, California, and the parties hereby agree to accept service of process served in accordance with the Notices provision of this Agreement and in the personal jurisdiction and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.
     e) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company’s then-current Chief Executive Officer at its then principal office, as notified to Executive, or to the Executive at Executive’s most current address as shown in Executive’s personnel file, or to either party hereto at such other address or addresses as Executive or it may from time to time specify for such purposes in a notice similarly given.
     f) Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Executive and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     h) Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     i) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
     k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     l) Surviving Provisions. Any portion of this Agreement which by it nature survives the termination of this Agreement, including Section 6, shall survive the termination of this Agreement.
     m) Entire Agreement. Except as modified by this Agreement, all of Executive’s benefits and obligations are as set forth in the Company’s policies in effect from time to time. Other than the Company’s policies in effect from time to time, as modified herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement constitute the final and entire agreement between the parties, and supersedes all prior written and oral agreements, understandings, or communications with respect to the subject matter of this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY		EXECUTIVE

By:	/s/ Edwin M. Cooperman	By:	/s/ Peter E. Fleming, III

	Signature		Signature

Print Name: Edwin M. Cooperman		Print Name: Peter E. Fleming, III
Director
Chair, Compensation Committee

EXHIBIT A
INDEMNIFICATION AGREEMENT
     THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of March 25, 2008, by and between ProxyMed, Inc., a Florida corporation d/b/a MedAvant Healthcare Solutions (the “Company”), and Peter E. Fleming, III (the “Indemnitee”).
RECITALS:
     WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has reviewed and analyzed the protection from liability available to directors or officers of the Company (hereinafter, “Directors” or “Officers”) and its subsidiaries under the Company’s existing corporate documents and applicable law; and
     WHEREAS, the Board of Directors has determined that the risks of litigation and possible liability for Directors or Officers arising out of the performance of their duties have substantially increased, and that the protection offered by the Company’s existing corporate documents, applicable law, and liability insurance is not sufficient to fully protect Directors or Officers from liability; and
     WHEREAS, the Board of Directors has determined that highly competent persons will be difficult to attract and retain as Directors and/or Officers unless they are adequately protected against liabilities incurred in performance of their duties in such capacity; and
     WHEREAS, the Board of Directors has determined that the use of indemnification agreements will allow the Company to offer additional appropriate protection from liability to its Directors or Officers; and
     WHEREAS, the Indemnitee is a Director and/or Officer of the Company; and
     WHEREAS, Article VII of the Company’s Articles of Incorporation and Article VII of the Company’s Bylaws provide for indemnification of Directors and Officers of the Company acting in such capacity, or who are or were serving as directors or officers of another corporation at the request of the Company, and the Indemnitee has been appointed or elected to serve or has been serving and continues to serve as a director and/or officer of the Company in part in reliance on the Company’s Articles of Incorporation and Bylaws; and
     WHEREAS, Section 607.0850 of the Florida Business Corporation Act (the “Statute”) specifically provides that the indemnification provided by the Statute is not exclusive.
     WHEREAS, Indemnitee may be a member of the Company’s Benefits Committee and act as an ERISA fiduciary in such capacity, and the Indemnitee and the Company intend that this Agreement and Article VII of the Company’s Articles of Incorporation and Article VII of the Company’s Bylaws protect Indemnitee against any litigation and possible liability arising out of the performance of his or her duties as a member of the Company’s Benefits Committee.
     NOW THEREFORE, in consideration of the Indemnitee’s services to the Company, the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Agreement to Serve. In consideration of the indemnity provided by the Company pursuant to this Agreement, Indemnitee agrees to serve or continue to serve as a Director or Officer of the Company for so long as he or she is duly elected or appointed, or until such time as he or she tenders his or her resignation in writing or is otherwise terminated from such position in accordance with Company policy. Nothing contained in this Agreement shall create or constitute a contract of employment between the Company and the Director or Officer or serve to restrict the termination of the Director or Officer’s relationship with the Company by either party.

2.	Definitions. For purposes of this Agreement:

(a) The term “Defense Expenses” shall include, without limitation, reasonable legal fees and expenses incurred in connection with a Proceeding relating to any Indemnifiable Event, including any expenses of establishing a right to indemnification under Section 10 of this Agreement, but shall not include the amount of Judgment against Indemnitee.

(b) The term “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trust, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company, as described above.

(c) The term “Judgment” shall include damages, judgments, settlements or other amounts (including punitive or exemplary damages, where indemnifiable by law) resulting or arising from any Proceeding relating to any Indemnifiable Event, but specifically excludes (i) the multiplied portion of any damage award, (ii) fines, penalties, or taxes imposed by law, and (iii) matters which are not indemnifiable under applicable law.

(d) The term “Losses” shall include all Defense Expenses and Judgments.

(e) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a Director, Officer, employee or agent of the Company that imposes duties on, or involves services by, such Director, Officer, employee, or agent, including duties relating to any employee benefit plan, its participants or beneficiaries; and references to “not opposed to the best interest of the Company” describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interest of the Company, including participants and beneficiaries of an employee benefit plan.

(f) The term “Proceeding” shall include (i) any written demand for monetary or non-monetary relief; (ii) any pending or completed action, suit or proceeding, including any appeals of the foregoing, whether brought by third parties or by or in the right of the Company; or (iii) any formal civil, criminal, administrative or regulatory proceeding or investigation, in which the Indemnitee may be or may have been involved as a party or otherwise.

(g) The term “Reviewing Party” shall mean an appropriate person or body, as described in Section 607.0850(4) of the Statute, which may consist of a member or members of the Board of Directors, another person or body appointed by the Board of Directors who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification, or shareholders who are not parties to the particular Proceeding.

3.	Indemnity in Third-Party Proceeding. Subject to Section 9, the Company shall indemnify Indemnitee in accordance with the provisions of this Section 3, if Indemnitee is a party to or threatened to be made a party to or otherwise in any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of an Indemnifiable Event, against all Losses, actually and reasonably incurred by Indemnitee, so long as Indemnitee acted in a manner not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

4.	Indemnity in Proceeding by or in the Right of the Company. Subject to Section 9, the Company shall indemnify Indemnitee in accordance with the provisions of this Section 4, if Indemnitee is a party to or threatened to be made a party to or otherwise in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of an Indemnifiable Event, against all Defense Expenses actually and reasonably incurred by Indemnitee, so long as Indemnitee acted in a manner not opposed to the best interests of the Company.

5.	Indemnification of Defense Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any claim, issue or other matter therein, including dismissal without prejudice, Indemnitee shall be indemnified by the Company against all Defense Expenses incurred in connection therewith.

6.	Mandatory Advance Payment of Defense Expenses. Defense Expenses incurred by the Indemnitee shall be paid by the Company in advance of the final disposition of such Proceeding within thirty (30) days of Company’s receipt of any invoice for reasonable and actual Defense Expenses incurred by Indemnitee; provided however, (i) Indemnitee has, within ten (10) days after the Company’s request, executed a written agreement satisfactory to the Company’s counsel to repay all such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Company; and (ii) if and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law or this Agreement, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid by the Company. If Indemnitee has commenced or commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law or this Agreement, any determination made by the Reviewing Party that Indemnitee would not be permitted to indemnification shall not be binding, and Indemnitee shall not be required to reimburse the Company for any Defense Expenses advanced until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).

7.	Changes in the Law; Partial Indemnification.

(a) In the event of any changes after the date of this Agreement in any applicable law, statute or rule (including judicial interpretation thereof) which expand the rights of the Company to indemnify its Directors and Officers, the Indemnitee’s rights and the Company’s obligations under this Agreement shall be expanded to include such changes in applicable law, statute or rule. In the event of any changes in any applicable law, statute or rule (including judicial interpretation thereof) which narrow the right of the Company to indemnify its Directors and Officers, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) The indemnification provided by this Agreement shall not be deemed exclusive and shall be in addition to any rights to which the Indemnitee may be entitled under the Company’s Articles of Incorporation, its Bylaws, any agreement, any vote of shareholders or Directors, applicable law, including without limitation the Statute, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding such directorship or office, where he or she acts or acted in that capacity at the Company’s request.

(c) If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Losses actually or reasonably incurred by the Indemnitee in the preparation, investigation, defense, or settlement of any Proceeding related to an Indemnifiable Event, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Losses to which the Indemnitee is entitled.

8.	Contribution. If the indemnification provided in Sections 3 and 4 hereof may not be paid to the Indemnitee under applicable law or hereunder, then in any Proceeding related to an Indemnifiable Event in which the Company is jointly liable with the Indemnitee, the Company shall contribute to the amount of reasonable Losses actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such Proceeding arises. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to the amount of reasonable Losses actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Indemnitee on the other in connection with the events which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Losses. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or any other method of allocation, which does not take account of the foregoing equitable considerations.

9.	Exclusions. The Indemnitee shall not be entitled to indemnification or contribution under this Agreement, and shall reimburse the Company for any Defense Expenses advanced or paid, in the following situations:

(a) To the extent payment is actually made to the Indemnitee under an insurance policy (an “Insurance Policy”) or any other method outside of this Agreement. Before payment is to be made under an Insurance Policy or such other method, if the Indemnitee is required to pay any amount, such as a deductible for example, that the Company would otherwise be obligated to pay, except for the exclusion in this Subsection (a), then the Company shall promptly advance to the Indemnitee the amount the Indemnitee is required to pay before such insurer’s payment obligation is triggered. In the event that the Company makes any advance to the Indemnitee under this Subsection (a), the Indemnitee shall promptly execute an assignment, in a form satisfactory to the Company’s counsel, under which the funds the Indemnitee later receives under such Insurance Policy or such other method are assigned to the Company in an amount not to exceed the amount which the Company advanced pursuant to this Subsection (a).

(b) For any amounts paid in settlement of a Proceeding effected without the Company’s prior written consent.

(c) A court of competent jurisdiction in a judgment or other final adjudication establishes that the Indemnitee’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the Indemnitee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the Indemnitee derived an improper personal benefit, (iii) in the case of a Director, a circumstance under which the liability provisions of Section 607.0834 of the Statute (“Liability for Unlawful Distributions”) are applicable, or (iv) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor in a proceeding by or in the right of a shareholder.

(d) In any Proceeding for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local laws.

10.	Indemnification Process and Appeal.

(a) Subject to Sections 3, 4, 6, 9, and 12, Indemnitee shall be entitled to indemnification of all Defense Expenses actually and reasonably incurred by Indemnitee, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification (but no earlier than (30) days of Company’s receipt of any invoice for reasonable and actual Defense Expenses incurred by Indemnitee), unless the Reviewing Party has given a written opinion to the Company that the Indemnitee is not entitled to indemnification under applicable law or this Agreement.

(b) Notwithstanding the failure of the Company to provide indemnification hereunder, the right to indemnification and advances as provided by this Agreement shall be enforceable by Indemnitee in an action in any court of competent jurisdiction, despite any contrary determination of the Reviewing Party, the Board of Directors, independent counsel, or of the shareholders in the specific case. In such an action, the burden of proving that indemnification is not required hereunder shall be on the Company.

(c) The Company shall indemnify Indemnitee against any and all Defense Expenses that are actually and reasonably incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Losses or Defense Expenses by the Company and/or (ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company, but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

11.	Term. All obligations of the Company contained herein shall continue during the period the Indemnitee is a Director and/or Officer of the Company or of another corporation at the request of the Company and shall continue thereafter (a) until both parties agree in writing to terminate this Agreement, or (b) as long as the Indemnitee remains subject to any possible Proceeding.

12.	Notice and Defense of Claim.

(a) No later than ten (10) calendar days after receipt by the Indemnitee of notice of the commencement of any Proceeding in which the Indemnitee is made or is threatened to be made a part of or a witness to and a claim in respect thereof is to be made against the Company under this Agreement, the Indemnitee shall notify the Company in writing of the commencement of such Proceeding and the request for indemnification, but the Indemnitee’s failure to notify and/or to request indemnification from the Company as such shall not relieve the Company from any obligation to indemnify or advance Defense Expenses to the Indemnitee under this Agreement, except to the extent such delay in providing notice has caused actual damages to the Company through prejudice to the Company’s rights under any contract or law or its ability to defend the Proceeding.

(b) Except as otherwise provided below, in the case of any Proceeding relating to an Indemnifiable Event commenced against the Indemnitee, the Company shall be entitled to participate therein at its own expense and, to the extent that it may wish, to assume the defense thereof. If the Company wishes to assume the defense of any Proceeding hereunder, the Company must give written notice to the Indemnitee of such assumption of defense and of its choice of counsel. Such choice of counsel must be approved in writing by the Indemnitee in his or her sole discretion, which will not be unreasonably withheld nor delayed, before the Company’s assumption of defense hereunder may proceed. After notice from the Company to Indemnitee of its election to assume the defense of the Proceeding and the Indemnitee’s approval of the Company’s choice of counsel, the Company shall not be obligated to the Indemnitee under this Agreement for any Defense Expenses subsequently incurred by the Indemnitee in connection with the defense of the Proceeding, other than reasonable costs of investigation, travel and lodging Defense Expenses arising out of the Indemnitee’s participation in such Proceeding, or as otherwise provided herein. The Indemnitee shall have the right to employ Indemnitee’s own independent counsel in such Proceeding but the fees and Defense Expenses of such counsel incurred after notice from the Company to the Indemnitee of its assumption of the defense of the Proceeding shall be at the Indemnitee’s expense (i) unless the employment of such counsel has been requested by the Indemnitee and authorized in writing by the Company, or (ii) unless the Company has not employed counsel to assume the defense of such Proceeding, in which case the reasonable fees and Defense Expenses of Indemnitee’s counsel shall be at the expense of the Company, subject to and in accordance with this Agreement, or (iii) unless counsel for the Indemnitee has provided a written opinion to the Company in accordance with applicable standards of professional conduct that there is a conflict of interest between the Company and the Indemnitee in the defense of such Proceeding, or (iv) except for reasonable costs and Defense Expenses of counsel for Indemnitee to monitor the Proceeding (provided, however, that such counsel for Indemnitee will not appear as counsel of record in any such Proceeding). The Company shall not be entitled to assume and direct the defense of any Proceeding brought by or on behalf of the Company or as to which subsections (i), (ii), or (iii) above apply.

13.	Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s prior written consent.

14.	Security. To the fullest extent permitted by applicable law, the Company may from time to time, but shall not be required to, provide such insurance, collateral, letters of credit or other security devices as its Board of Directors may deem appropriate to support or secure the Company’s obligations under this Agreement.

15.	Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

16.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Articles of Incorporation, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

17.	Severability. In the event that any provisions of this Agreement shall ever be deemed to be prohibited by or invalid under applicable law, then such provisions shall be reformed to require the maximum indemnification permitted by applicable law, and such reformed provision shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

18.	Notices. Any notices or other communications required or desired hereunder shall be written and shall be given by (a) certified mail, return receipt requested, (b) overnight courier service, or (c) personal delivery. Such notice or communication shall be deemed to be given upon receipt or on the date of courier or personal delivery, as applicable, and shall be given at the following addresses:

The Company:	MedAvant Healthcare Solutions
1901 E. Alton Parkway
Santa Ana, CA
Attn: Legal Department

Indemnitee:	Home of Record on File with Company
or to such other address as either party may specify by written notice to the other party.

19.	Miscellaneous.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to its conflict of law provision.

(b) This Agreement shall be binding upon and inure to the benefit of the Indemnitee, his or her heirs, personal representatives and permitted assigns, and upon the Company, its successors and assigns. No assignment of this Agreement or of any duty or obligation hereunder shall be made by the Indemnitee without the prior written consent of the Company, which shall not be unreasonably withheld.

(c) This Agreement supersedes any other oral or written agreements between the Company and the Indemnitee which would restrict or lessen any of the rights granted to the Indemnitee hereunder.

(d) This Agreement may be executed in any number of counterparts, each and all of which shall constitute one agreement.

(e) No amendment, modification, termination or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by the party or an authorized representative of the party against whom enforcement is sought.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

MedAvant Healthcare Solutions
By:	/s/ Edwin M. Cooperman
Edwin Cooperman
Director and Chairman, Compensation Committee MedAvant Healthcare Solutions

INDEMNITEE:
/s/ Peter E. Fleming, III
Name:	Peter E. Fleming, III